UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Information required in Proxy Statement Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PROTECT THE VALUE OF YOUR INVESTMENT DEAR RENT-A-CENTER STOCKHOLDER, At Rent-A-Center’s upcoming Annual Meeting of Stockholders on June 8, 2017, you will be making important decisions regarding the future of your company. You will be asked to elect the directors whom you believe are most qualified to oversee the implementation of the Company’s strategic plan to generate long-term value and ultimately serve the interests of ALL Rent-A-Center stockholders. This year, your vote is especially important given that Engaged Capital, LLC (“Engaged Capital”), a hedge fund that owns Rent-A-Center stock, has indicated that it will solicit proxies in an effort to elect three individuals to the three seats open for election to the Rent-A-Center Board. You may receive proxy materials from Engaged Capital regarding its director nominees. The Rent-A-Center Board and management team have held extensive discussions with Engaged Capital in an effort to maintain a constructive dialogue and reach a resolution that would avoid the disruption and expense of a contested election. Over the course of these discussions, the Rent-A-Center Board reiterated its commitment to driving stockholder value and offered two board seats to Engaged Capital, which Engaged Capital promptly rejected. We are con?dent that our compelling slate of nominees is better quali?ed to lead our strategic direction and execute on our plan than Engaged’s nominees. Engaged has repeatedly been unwilling to negotiate and is attempting to advance its own interests at the expense of all other stockholders. Therefore, we urge you to throw out the proxy card Engaged Capital may send to you. VOTE THE ENCLOSED WHITE PROXY CARD TODAY “FOR” ALL THREE OF RENT-A-CENTER’S HIGHLY-QUALIFIED NOMINEES

EXECUTING NEW PLAN TO IMPROVE OPERATIONS AND DRIVE STOCKHOLDER VALUE

On April 10, 2017, Rent-A-Center announced a new and comprehensive strategy to restore long-term growth, drive improved profitability and maximize value for all stockholders. The pillars of the plan include strengthening the Core U.S. business; optimizing and growing the ANow business; and leveraging technology investments to expand distribution channels and integrate retail and online offerings. These actions are intended to drive near-term operational improvements as well as longer-term growth and profitability. Notably, with the Board diligently implementing these decisive actions, Rent-A-Center has already started to realize the benefits of its strategic plan.

STRENGTHENING THE CORE U.S. BUSINESS

Rent-A-Center is taking steps to restore growth and profitability in the Core U.S. business by:

> Enhancing the customer value proposition to create a clear path to ownership;

> Optimizing the product mix to better meet customer demand by shifting the concentration of higher-end, aspirational products across categories from 45% to 65%;

> Stabilizing and upgrading the workforce to improve customer relationships by increasing the mix of full-time labor and intensifying focus on co-worker development;

> Improving account management practices to lower delinquency rates by focusing on training, tools and incentives to resolve store-level execution issues; and

> Optimizing the existing physical footprint to improve underperforming stores by rightsizing the number of employees across locations, enhancing inventory visibility, moving idle inventory more quickly and testing alternative opening schedules.

OPTIMIZING AND GROWING ANOW

Rent-A-Center is implementing a number of initiatives to build on ANow's recent successes, drive growth and further enhance profitability, including

> Enhancing the customer value proposition through shorter agreement terms, menu-based pricing and early purchase option offers to support retention;

> Optimizing key retail partnerships to deliver improved service and profitability;

> Focusing and executing on growth-enabling capabilities to optimize existing locations; and

> Enhancing decision engine and risk analytics to reduce losses and increase ownership.

LEVERAGING TECHNOLOGY TO EXPAND INTO NEW CHANNELS

Rent-A-Center is taking actions to accelerate its omni-channel platform by leveraging investments in digital capabilities that will enable a seamless customer experience across channels, markets, retailers, products and brands. These initiatives include:

> Rapidly embracing digital channels as additional customer touch-points and expanding the rent-to-own value proposition to a broader group of customers;

> Expanding e-commerce offerings and mobile applications;

> Simplifying transactions and expanding customer choice through self-service kiosks and assisted selling tools; and

> Leveraging the Company's newly-implemented point-of-sale platform.

RENT-A-CENTER DELIVERED THE FOLLOWING IMPROVEMENTS IN THE FIRST QUARTER OF 2017: > Core U.S. same store sales improved sequentially by 140 bps; > Acceptance Now same stores sales improved sequentially by 120 bps; > Core U.S held for rent inventory declined 9.5% sequentially, demonstrating the Company’s progress on moving the older, promotional inventory through the system faster and upgrading the inventory assortment to more aspirational product with the majority of inventory replenishment orders being better/best products across multiple product categories; > Consolidated adjusted EBITDA increased by $23.4 million sequentially; > Diluted earnings per share excluding special items improved by $0.27 sequentially; and > Debt was reduced by approximately $72 million. THE COMPANY ALSO DELIVERED THE FOLLOWING IMPROVEMENTS AS OF MARCH 2017: > Reduction in sequential month delinquencies of 140 bps, to 6.1%, in the Core U.S. segment; > Reduction in sequential month delinquencies of 40 bps, to 8.8%, in the ANOW segment; and > Co-worker turnover of 83.7%, a 10.4 percentage points improvement versus the prior year. RENT-A-CENTER’S STRATEGIC PLAN OFFERS A CLEAR PATH TO CREATE VALUE FOR STOCKHOLDERS, WITH EXPECTATIONS OF ACHIEVING: Revenue Growth Low-single digits by 2018 and the mid-single digits by 2019; EBITDA Margin 7.5% – 8.5% by 2018 and 9.5% – 10.5% by 2019; Free Cash Flow Between $70 million – $90 million by 2018 and $110 million – $130 million by 2019; and EPS $1.20 – $1.40 by 2018 and $2.00 – $2.25 by 2019. The Rent-A-Center Board is committed to holding management accountable for successful execution of the strategic plan. Importantly, these initiatives are rooted in a proven strategy: we are focused on improving operations and returning to what made Rent-A-Center an industry leader. As such, we are confident in Rent-A-Center’s ability to achieve its objectives. Rent-A-Center’s Board is committed to delivering on this plan and to driving long-term value for all Rent-A-Center stockholders.

ENGAGED CAPITAL IS SEEKING A SALE OF THE COMPANY AT THE EXPENSE OF OTHER RENT-A-CENTER STOCKHOLDERS—DO NOT VOTE USING THE BLUE PROXY CARD We believe the election of Engaged Capital’s nominees would limit the value creation opportunity for all Rent-A-Center stockholders and adversely affect the execution of the strategic plan underway to enhance value. The Rent-A-Center Board thoroughly reviewed Engaged Capital’s assertions, which only include an opportunistic, self-serving sale process at a time when Rent-A-Center’s shares are trading at multi-year lows and the Company is undergoing a significant operational transformation. The Board regularly evaluates opportunities to drive enhanced stockholder value and assesses them against a range of strategic options. Our Board is well advised and aware of the industry and the prospects available to us. We believe that now is not the right time for a process or a potential sale of the Company as we work to execute on our strategic plan, which we believe will deliver substantially more value to stockholders than conducting a sale process at this time. Importantly, while a sale now could create value for Engaged Capital, it would be at the expense of other Rent-A-Center stockholders. The Board is prepared to execute its strategic plan expeditiously and with a high degree of con?dence, and believes its plan will restore growth and pro?tability for the bene?t of all Rent-A-Center stockholders. CHOOSE THE RIGHT PATH AND THE RIGHT BOARD FOR RENT-A-CENTER BY VOTING THE WHITE CARD Thank you for your continued support. The Rent-A-Center Board of Directors: MARK E. SPEESE STEVEN L. PEPPER MICHAEL J. GADE LEONARD H. ROBERTS JEFFERY M. JACKSON RISHI GARG J.V. LENTELL YOUR VOTE To elect the Rent-A-Center Board of Directors’ nominees, we encourage you to vote TODAY by telephone, internet, IS VERY or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. IMPORTANT

THE BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS SUPPORT RENT-A-CENTER ON ITS PATH TO GROWTH AND PROFITABILITY AND VOTE "FOR" ITS THREE HIGHLY-QUALIFIED NOMINEES

Your Board unanimously recommends that stockholders vote FOR Rent-A-Center's three highly-qualified candidates—Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts—for the three Class II Director positions to be elected at the Company's Annual Meeting, which is a vote in favor of a Board that is committed to acting in the best interests of all stockholders.

With knowledge of the business and retail industry, extensive operational and strategically oriented experience, and extensive CEO and governance experience, we believe Rent-A-Center's nominees are ideally positioned and qualified to drive a turnaround of the business and achieve long-term value for our stockholders. Therefore, a vote for these nominees is a vote in the best interests of the Company and all stockholders.

MARK E. SPEESE

CHAIRMAN & CEO



- Founder of the Company
- CEO since January 2017
- Chairman of the Board since October 2001
- Previously served as CEO, 2001 – January 2014
- Achieved 2,571% total stockholder returns, 1995 – 2013[1]
- Director since 1990
- President, 1990 – 1999; COO, 1994–1999
- Owns 2.3% of Rent-A-Center's shares outstanding

As a founder of the Company, Mr. Speese brings leadership, unparalleled knowledge of our business and the rent-to-own industry, extensive operations experience, and a strong strategic vision for Rent-A-Center to the Board. We believe Mr. Speese's service as our Chairman and his previous tenure as our Chief Executive Officer create a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management's perspectives on our business.

JEFFERY M. JACKSON

INDEPENDENT DIRECTOR AUDIT & RISK COMMITTEE CHAIR



- Managing Director at technology-focused venture capital firm, Thayer Ventures
- Executive Vice President, Corporate Business Development of Sabre Holdings, August 2009 – March 2012
- Executive Vice President & CFO of Sabre Holdings, 1998 – August 2009
- Vice President of Corporate Development and Treasurer at American Airlines, 1995 – 1998
- Former director of Travelocity.com and Getty Images

Mr. Jackson brings financial expertise to the Rent-A-Center Board, including through his prior experience as Chief Financial Officer of Sabre as well as his service as chairman of our Audit & Risk Committee. Mr. Jackson's established reputation for leading teams, developing and sustaining business partnerships and identifying strategic growth opportunities provides our Board with the skills necessary to evaluate, assess and transform our business. In addition, Mr. Jackson has multiple public and private board experiences in a variety of industries that provides our Board with new perspectives.

LEONARD H. ROBERTS

INDEPENDENT DIRECTOR & COMPENSATION COMMITTEE CHAIR



- Executive Chairman of RadioShack Corporation, May 2005 – May 2006
- Chairman & CEO of RadioShack Corporation, 1998 – 2005; President, 1993 – 998
- Chairman & CEO of Shoney's, Inc., 1990 – 1993
- President & CEO of Arby's, 1985 –1990
- Current director of J.C. Penney and Texas Health Resources

Mr. Roberts' experience as a Chief Executive Officer of several multi-unit retail companies brings directly relatable experience and a unique perspective in retail marketing to our Board, as well as significant financial expertise. Mr. Roberts' background as a board chairman brings significant corporate governance knowledge, and his experience on the compensation committee of another publicly traded company brings an understanding of compensation issues to our Compensation Committee.

[1] Represents the total stockholder return from Rent-A-Center's (RCII) IPO on 1/25/95 to the end of each year indicated

YOUR VOTE IS IMPORTANT If you have questions, need assistance in voting your shares, or wish to change a prior NO MATTER HOW MANY OR vote, please contact: HOW FEW SHARES YOU OWN OKAPI PARTNERS Telephone: PLEASE VOTE TODAY (212) 297-0720 BY TELEPHONE, VIA THE Toll-Free: INTERNET OR BY SIGNING, DATING (877) 259-6290 AND RETURNING THE ENCLOSED Email: WHITE PROXY CARD. Info@okapipartners.com Forward-Looking Statements This presentation and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; our chief executive officer and chief financial officer transitions, including our ability to effectively operate and execute our strategies during the interim period and difficulties or delays in identifying and attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to successfully market smartphones and related services to its customers; the Company’s ability to develop and successfully implement virtual or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Use of Non-GAAP Financial Measures This presentation refers to EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash ?ow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital), which are non-GAAP ?nancial measures as de?ned in Item 10(e) of Regulation S-K. Management believes that presentation of these non-GAAP financial measures in this presentation are useful to investors in their analysis of the Company’s projected performance in future periods. This non-GAAP ?nancial information should be considered as supplemental in nature and not as a substitute for or superior to the historical ?nancial information prepared in accordance with GAAP. Further, these non-GAAP ?nancial measures may differ from similar measures presented by other companies. Please see the Company’s earnings press releases dated February 13, 2017 and May 1, 2017 for non-GAAP reconciliation of diluted earnings per share excluding special items and consolidated adjusted EBITDA in the applicable quarterly periods which were used to calculate the sequential improvements contained in this presentation. The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures. Additional Information and Where to Find It The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

Rent-A-Center, Inc. Mails Definitive Proxy Materials in Connection with 2017 Annual Meeting of Stockholders

Letter to Stockholders Urges Re-Election of Board Nominees

PLANO, Texas – May 1, 2017 — Rent-A-Center, Inc. (NASDAQ/NGS: RCII) (“Rent-A-Center” or the “Company”), the nation’s largest rent-to-own operator, today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with its 2017 Annual Meeting of Stockholders, which is scheduled to be held on June 8, 2017. Rent-A-Center stockholders of record as of the close of business on April 24, 2017 will be entitled to vote at the Annual Meeting.

In conjunction with the definitive proxy filing, Rent-A-Center is mailing a letter to stockholders urging them to use the WHITE proxy card to vote “FOR” ALL of Rent-A-Center’s experienced and highly qualified director nominees – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – to the Board of Directors.

The following letter to stockholders highlights the Rent-A-Center Board’s commitment to driving value for all stockholders.

The full text of the letter is below:

PROTECT THE VALUE OF YOUR INVESTMENT

May 1, 2017

Dear Rent-A-Center Stockholder,

At Rent-A-Center’s upcoming Annual Meeting of Stockholders on June 8, 2017, you will be making important decisions regarding the future of your company. You will be asked to elect the directors whom you believe are most qualified to oversee the implementation of the Company’s strategic plan to generate long-term value and ultimately serve the interests of ALL Rent-A-Center stockholders.

This year, your vote is especially important given that Engaged Capital, LLC (“Engaged Capital”), a hedge fund that owns Rent-A-Center stock, has indicated that it will solicit proxies in an effort to elect three individuals to the three seats open for election to the Rent-A-Center Board.

You may receive proxy materials from Engaged Capital regarding its director nominees. The Rent-A-Center Board and management team have held extensive discussions with Engaged Capital in an effort to maintain a constructive dialogue and reach a resolution that would avoid the disruption and expense of a contested election. Over the course of these discussions, the Rent-A-Center Board reiterated its commitment to driving stockholder value and offered two board seats to Engaged Capital, which Engaged Capital promptly rejected. We are confident that our compelling slate of nominees is better qualified to lead our strategic direction and execute on our plan than Engaged’s nominees. Engaged has repeatedly been unwilling to negotiate and is attempting to advance its own interests at the expense of all other stockholders. Therefore, we urge you to throw out the proxy card Engaged Capital may send to you.

EXECUTING NEW PLAN TO IMPROVE OPERATIONS AND DRIVE STOCKHOLDER VALUE

On April 10, 2017, Rent-A-Center announced a new and comprehensive strategy to restore long-term growth, drive improved profitability and maximize value for all stockholders. The pillars of the plan include strengthening the Core U.S. business; optimizing and growing the ANow business; and leveraging technology investments to expand distribution channels and integrate retail and online offerings. These actions are intended to drive near-term operational improvements as well as longer-term growth and profitability. Notably, with the Board diligently implementing these decisive actions, Rent-A-Center has already started to realize the benefits of its strategic plan.

Strengthening the Core U.S. Business: Rent-A-Center is taking steps to restore growth and profitability in the Core U.S. business by:

•	Enhancing the customer value proposition to create a clear path to ownership;
•	Optimizing the product mix to better meet customer demand by shifting the concentration of higher-end, aspirational products across categories from 45% to 65%;
•	Stabilizing and upgrading the workforce to improve customer relationships by increasing the mix of full-time labor and intensifying focus on co-worker development;
•	Improving account management practices to lower delinquency rates by focusing on training, tools and incentives to resolve store-level execution issues; and
•	Optimizing the existing physical footprint to improve underperforming stores by rightsizing the number of employees across locations, enhancing inventory visibility, moving idle inventory more quickly and testing alternative opening schedules.

Optimizing and Growing ANow: Rent-A-Center is implementing a number of initiatives to build on ANow’s recent successes, drive growth and further enhance profitability, including:

•	Enhancing the customer value proposition through shorter agreement terms, menu-based pricing and early purchase option offers to support retention;
•	Optimizing key retail partnerships to deliver improved service and profitability;
•	Focusing and executing on growth-enabling capabilities to optimize existing locations; and
•	Enhancing decision engine and risk analytics to reduce losses and increase ownership.

Leveraging Technology to Expand into New Channels: Rent-A-Center is taking actions to accelerate its omni-channel platform by leveraging investments in digital capabilities that will enable a seamless customer experience across channels, markets, retailers, products and brands. These initiatives include:

•	Rapidly embracing digital channels as additional customer touch-points and expanding the rent-to-own value proposition to a broader group of customers;
•	Expanding e-commerce offerings and mobile applications;
•	Simplifying transactions and expanding customer choice through self-service kiosks and assisted selling tools; and
•	Leveraging the Company’s newly-implemented point-of-sale platform.

Rent-A-Center delivered the following improvements in the first quarter of 2017:

•	Core U.S. same store sales improved sequentially by 140 bps;
•	Acceptance Now same stores sales improved sequentially by 120 bps;
•	Core U.S held for rent inventory declined 9.5 percent sequentially, demonstrating the Company’s progress on moving the older, promotional inventory through the system faster and upgrading the inventory assortment to more aspirational product with the majority of inventory replenishment orders being better/best products across multiple product categories;

•	Consolidated adjusted EBITDA increased by $23.4 million sequentially;
•	Diluted earnings per share excluding special items improved by $0.27 sequentially; and
•	Debt was reduced by approximately $72 million.

The Company also delivered the following improvements as of March 2017:

•	Reduction in sequential month delinquencies of 140 bps, to 6.1%, in the Core U.S. segment;
•	Reduction in sequential month delinquencies of 40 bps, to 8.8%, in the ANOW segment; and
•	Co-worker turnover of 83.7%, a 10.4 percentage points improvement versus the prior year.

Rent-A-Center’s strategic plan offers a clear path to create value for stockholders, with expectations of achieving:

•	Revenue growth in the low-single digits by 2018 and the mid-single digits by 2019;
•	EBITDA margin of 7.5% to 8.5% by 2018 and 9.5% to 10.5% by 2019;
•	Free cash flow between $70 million to $90 million by 2018 and $110 million to $130 million by 2019; and
•	EPS of $1.20 to $1.40 by 2018 and $2.00 to $2.25 by 2019.

The Rent-A-Center Board is committed to holding management accountable for successful execution of the strategic plan. Importantly, these initiatives are rooted in a proven strategy: we are focused on improving operations and returning to what made Rent-A-Center an industry leader. As such, we are confident in Rent-A-Center’s ability to achieve its objectives. Rent-A-Center’s Board is committed to delivering on this plan and to driving long-term value for all Rent-A-Center stockholders.

YOUR VOTE IS VERY IMPORTANT

To elect the Rent-A-Center Board of Directors’ nominees, we encourage you to vote TODAY by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

THE BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS SUPPORT RENT-A-CENTER ON ITS PATH TO GROWTH AND PROFITABILITY AND VOTE “FOR” ITS THREE HIGHLY-QUALIFIED NOMINEES

Your Board unanimously recommends that stockholders vote FOR Rent-A-Center’s three highly-qualified candidates – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – to the three Class II Director positions to be elected at the Company’s Annual Meeting, which is a vote in favor of a Board that is committed to acting in the best interests of all stockholders.

Mark E. Speese

Chairman and CEO

•      Founder of the Company

•      CEO since January 2017

•      Chairman of the Board since October 2001

•      Previously served as CEO from 2001-January 2014

•      Achieved total stockholder returns of 2,571% from 1995 to 2013[1]

•      Director since 1990

•      President from 1990-1999, COO from 1994-1999

•      Owns 2.3% of Rent-A-Center’s shares outstanding

As a founder of the Company, Mr. Speese brings leadership, unparalleled knowledge of our business and the rent-to-own industry, extensive operations experience, and a strong strategic vision for Rent-A-Center to the Board. We believe Mr. Speese’s service as our Chairman and his previous tenure as our Chief Executive Officer create a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

Jeffery M. Jackson

Independent Director Audit and Risk Committee Chair

•      Managing Director at technology-focused venture capital firm, Thayer Ventures

•      Executive Vice President – Corporate Business Development of Sabre Holdings from August 2009 – March 2012

•      Executive Vice President and CFO of Sabre Holdings from 1998 to August 2009

•      Vice President of Corporate Development and Treasurer at American Airlines from 1995-1998

•      Former director of Travelocity.com and Getty Images

Mr. Jackson brings financial expertise to the Rent-A-Center Board, including through his prior experience as Chief Financial Officer of Sabre as well as his service as chairman of our Audit & Risk Committee. Mr. Jackson’s established reputation for leading teams, developing and sustaining business partnerships and identifying strategic growth opportunities provides our Board with the skills necessary to evaluate, assess and transform our business. In addition, Mr. Jackson has multiple public and private board experiences in a variety of industries that provides our Board with new perspectives.

Leonard H. Roberts

Independent Director and Compensation Committee Chair

•      Executive Chairman of RadioShack Corporation from May 2005 to May 2006

•      Chairman and CEO of RadioShack Corporation from 1998-2005, President from 1993-1998

•      Chairman and CEO of Shoney’s, Inc. from 1990-1993

•      President and CEO of Arby’s from 1985-1990

•      Current director of J.C. Penney and Texas Health Resources

Mr. Roberts’ experience as a Chief Executive Officer of several multi-unit retail companies brings directly relatable experience and a unique perspective in retail marketing to our Board, as well as significant financial expertise. Mr. Roberts’ background as a board chairman brings significant corporate governance knowledge, and his experience on the compensation committee of another publicly traded company brings an understanding of compensation issues to our Compensation Committee.

With knowledge of the business and retail industry, extensive operational and strategically oriented experience, and extensive CEO and governance experience, we believe Rent-A-Center’s nominees are well positioned and qualified to drive a turnaround of the business and achieve long-term value for our stockholders. Therefore, a vote for these nominees is a vote in the best interests of the Company and all stockholders.

[1]	Represents the total stockholder return from Rent-A-Center’s (RCII) IPO on 1/25/95 to the end of each year indicated

ENGAGED CAPITAL IS SEEKING A SALE OF THE COMPANY AT THE EXPENSE OF OTHER RENT-A-CENTER STOCKHOLDERS – DO NOT VOTE USING THE BLUE PROXY CARD

We believe the election of Engaged Capital’s nominees would limit the value creation opportunity for all Rent-A-Center stockholders and adversely affect the execution of the strategic plan underway to enhance value. The Rent-A-Center Board thoroughly reviewed Engaged Capital’s assertions, which only include an opportunistic, self-serving sale process at a time when Rent-A-Center’s shares are trading at multi-year lows and the Company is undergoing a significant operational transformation.

The Board regularly evaluates opportunities to drive enhanced stockholder value and assesses them against a range of strategic options. Our Board is well advised and aware of the industry and the prospects available to us. We believe that now is not the right time for a process or a potential sale of the Company as we work to execute on our strategic plan, which we believe will deliver substantially more value to stockholders than conducting a sale process at this time. Importantly, while a sale now could create value for Engaged Capital, it would be at the expense of other Rent-A-Center stockholders.

The Board is prepared to execute its strategic plan expeditiously and with a high degree of confidence, and believes its plan will restore growth and profitability for the benefit of all Rent-A-Center stockholders.

CHOOSE THE RIGHT PATH AND THE RIGHT BOARD FOR RENT-A-CENTER BY VOTING THE WHITE CARD

Thank you for your continued support.

The Rent-A-Center Board of Directors:

Mark E. Speese	Michael J. Gade	Jeffery M. Jackson

J.V. Lentell	Steven L. Pepper	Leonard H. Roberts	Rishi Garg

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 259-6290

Email: Info@okapipartners.com

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.”

Forward-Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; our chief executive officer and chief financial officer transitions, including our ability to effectively operate and execute our strategies during the interim period and difficulties or delays in identifying and attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to successfully market smartphones and related services to its customers; the Company’s ability to develop and successfully implement virtual or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its

Annual Report on Form 10-K for the year ended December 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

This press release refers to EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital), which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K. Management believes that presentation of these non-GAAP financial measures in this press release are useful to investors in their analysis of the Company’s projected performance in future periods. This non-GAAP financial information should be considered as supplemental in nature and not as a substitute for or superior to the historical financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Please see the Company’s earnings press releases dated February 13, 2017 and May 1, 2017 for non-GAAP reconciliation of diluted earnings per share excluding special items and consolidated adjusted EBITDA in the applicable quarterly periods which were used to calculate the sequential improvements contained in this press release. The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures. The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures.

Additional Information and Where to Find It

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

Contacts

Investors:

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

and

Okapi Partners LLC

Bruce H. Goldfarb / Chuck Garske / Teresa Huang

212-297-0720

Media:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan / James Golden / Matt Gross / Aura Reinhard

212-355-4449